Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com	EXHIBIT 99.01

4 April 2005

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that it was notified on 1 April 2005 under Sections 198 to 202 of the Companies Act that FMR Corp. and its direct and indirect subsidiaries and Fidelity International Limited and its direct and indirect subsidiaries, both being non-beneficial holders, held solely for investment purposes, in aggregate 29,247,297 ordinary shares of £0.05p each in the capital of the Company. These holdings represent 5.95 per cent of the issued ordinary share capital of the Company.

T May
Company Secretary

For further information please contact:
Investor relations	Cléa Rosenfeld (UK and Europe) +44 1256 894 160
Brian Piper (US and Canada) +1 484 595 8252

Notes to editors
Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.
For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above